Exhibit 99.1

Press Release	Source: Zanett, Inc.

Record Profits Reported by Zanett
2003 Operating Results and Net Income Attain New Highs

NEW YORK— (BUSINESS WIRE) —May 11, 2004 —The management of Zanett Inc. (NASDAQ: ZANE - News), a leading solutions provider to Global 3000 companies and government agencies, today commented on the financial performance of the Company in 2003.

Record Profits

Net revenue for the year ended December 31, 2003 increased 62% to $17,048,808, from $10,529,790 in 2002. The Company recorded Operating Income of $589,821 in 2003 versus a loss of $(1,087,092) in 2002. Net Income was $1,211,025, or $.04 per share versus a loss of $(1,267,616) or $.05 per share in 2002.

Zanett Profitable Through a Difficult Year

Commenting on the results, Jack Rapport, Zanett’s Chief Financial Officer, noted, “2003 represented a major turning point for Zanett and the IT Commonwealth (TM). We became profitable in the second quarter and remained profitable through what was, overall, a difficult year for our industry. Contributing to our performance was success in our growth-by-acquisition strategy, as well as solid operating performance from our individual business units. Net Revenue, Operating Income and Net Income all reached new records in 2003.”

Zanett’s results were helped by the sale of its investment in Applied Discovery, Inc., an affiliate company and provider of Web-based electronic discovery services to top U.S. law firms, large corporations and government agencies. Applied Discovery was sold to Lexis-Nexis in July 2003 for approximately $90 million. Zanett’s share of the sale was $1,850,000 against an original investment of $450,000 for a return of 300%.

New Customers through Cross-Selling in Commonwealth

David M McCarthy, CEO of Zanett, explained, “This was an important year for Zanett as our results validated the growth strategies we have been executing. Each of our operating companies won new, key customer relationships and saw improvements in rates and demand for their business solutions. Several of these new customer relationships were a direct result of the leveraged marketing and cross selling features of our collaborative business model. With the acquisition of Paragon Dynamics (Paragon) in Denver and Delta Communications Group (Delta) in Orange County, California, our geographic reach now extends across the entire country.”

Zanett to Add New Commonwealth Members in 2004

Mr McCarthy added, “The IT Commonwealth is becoming increasingly recognized by both industry leaders and CXO’s as an innovative new delivery platform for quality, specialized IT solutions. . Despite the downturn in the segment, many profitable, privately-held consulting boutiques continue to thrive and serve blue-chip clients with superior solutions to critical problems. These are the candidates for the IT Commonwealth whom we hope to attract to the organization. In addition to our acquisitions of Paragon in the first quarter of 2003 and Delta in the fourth quarter, we are in substantive talks to add additional members to the Commonwealth in 2004.”

Results of Operations

The Company had net revenues of $17,048,808 for the year ended December 31, 2003, compared with $10,529,790 in 2002, an increase of 62%.

Cost of net revenues consists primarily of salaries and related costs of professional staff, fees paid to outside contractors engaged for specific client projects, travel-related costs incurred to provide solutions at client locations, referral fees paid under a preferred partner agreement and inventory purchases. Cost of net revenues were $10,522,597 for the year ended December 31, 2003, which included costs of Paragon and Delta since February 1, 2003, and December 1, 2003, respectively. In 2002, cost of services were $6,488,430, which included the costs of the Company’s Back Bay Technologies (Back Bay) and Brandywine Computer Group (Brandywine) operating subsidiaries for the entire year and from June 1, 2002, respectively.

Selling and marketing expenses consist primarily of salaries, sales commissions, employee benefits, travel expenses of selling and marketing personnel and promotional costs. Selling and marketing expenses increased 49% in 2003 versus 2002 from $833,036 to $1,242,087, primarily due to the acquisition of Paragon, but also due to increased marketing efforts in the face of reduced demand for its services.

General and administrative expenses consist primarily of professional fees, administrative employee compensation, stock-based compensation for corporate employees and consultants, travel and entertainment, depreciation and amortization, insurance, office costs and other miscellaneous administrative expenses. For the year ended December 31, 2003, total general and administrative expenses (“G&A”) were $4,694,303 as compared to $3,927,825 in 2002. However, G&A in 2003 decreased as a percentage of net revenues to 27% from 37% in 2002 due primarily to cost containment policies adopted in 2003 and the Company’s higher revenue base. These cost containment actions allowed the Company to generate increased leverage from its existing general and administrative resources while its service revenues began to increase.

The Company incurred no impairment charges relating to intangible and long-lived assets in 2003 compared to recorded charges of $367,591 during 2002.

The effect of these increases and decreases in revenue and the components of operating expenses resulted in operating income in 2003 of $589,821 compared with a loss of $(1,087,092) in 2002.

Interest income decreased 31% to $129,186 in 2003 from $186,390 in 2002. This decrease was partly offset by interest income generated on overall higher balances of cash and cash equivalents during the third quarter of 2003, primarily as a result of the cash proceeds of the sale of the Company’s investment in Applied Discovery in July 2003.

Interest expense increased $449,774, or 123%, to $816,409 in 2003 from $366,635 in 2002. This increase related to long-term debt that was incurred to fund the cash portion of the purchase price paid to acquire the four Commonwealth subsidiaries. Total long-term debt increased to $6,075,000 at the end of 2003 from $4,575,000 at the end of 2002.

The Company had no equity in losses of affiliates in 2003 compared to a loss of $4,836 from its Fanlink Networks, Inc., another affiliate company, which ceased operations during 2002.

The Company recognized income tax expense of $41,529 for 2003 compared with income tax expense of $206,270 in 2002. The income tax provision relates primarily to state income tax for states in which its operating subsidiaries operate or where they generate income. The Company’s Federal income tax expense for 2003 and 2002 was insignificant due to the utilization of tax loss carryforwards. In 2004, the balance of these carryforwards will be utilized and the Company expects to incur future Federal income tax expense.

In July 2003, the Company sold its investment in Applied Discovery. Under the terms of the transaction, the Company received $1,806,937 in cash for the shares it owned, resulting in a gain of $1,356,937 on its initial investment of $450,000.

As a result of the above, for the year ended December 31, 2003, Zanett reported net income of $1,211,025 compared to a net loss of $(1,267,616) for the year ended December 31, 2002.

Liquidity and Capital Resources

The Company’s principal capital requirements have been to fund acquisitions, meet working capital needs and subsequent to December 31, 2003, to repay short-term debt. The Company’s liquidity needs over the last two years have been met through funds provided by operating activities, short-term borrowings and long-term borrowings.

The Company invests its excess cash predominantly in overnight deposits and money market funds with the intent of keeping funds readily available for operating and strategic investment purposes.

Cash and cash equivalents at December 31, 2003 totaled $2,121,291, representing a 51% increase of $719,111 from the 2002 year-end balance of $1,402,180. The change in the Company’s cash position between years was primarily the result of the Company’s receipt of $1,806,937 in cash proceeds from the sale of its investment in Applied Discovery.

During 2003, net cash used in operations was $785,496 compared to $554,315 in 2002. The increase in net cash used was due primarily to the interest payments on the notes payable related to the acquisitions. Total long-term debt increased to $6,075,000 at December 31, 2003 from $4,575,000 at December 31, 2002.

In 2003, the Company generated net cash from investing activities in the amount of $92,260 versus $2,181,338 in net cash used in investing activities in 2002. The difference between years is primarily due to the Company’s sale of its investment in Applied Discovery in July 2003 with no similar transaction occurring during 2002. During 2003, the Company used $1,921,105, net of cash acquired, to fund acquisitions which were offset by $1,806,937 of cash proceeds received from the sale of the Company’s investment in Applied Discovery, the collection of $300,000 of principal on a note receivable from BAB, Inc., its predecessor company, and the collection of $50,000 of principal on an employee note receivable.

The Company generated $1,412,347 of net cash from financing activities in 2003 compared to $3,337,575 in 2002. Because of the cash generated by the sale of its investment in Applied Discovery, less new debt to fund growth was required. However, new debt was still required, and the majority of the $1,801,162 net cash from financing activities in 2003 represented proceeds received from the issuance of long-term debt and short-term debt of $1,500,000 and $431,667, respectively. The issuance of the $1,500,000 long-term debt was to fund the acquisition of Paragon.

Management believes that the recent improvement in operating profitability, current cash on hand and expected increases in the operating cash flows of its operating subsidiaries will provide sufficient cash to satisfy existing working capital requirements and other operating cash needs of the Company in 2004. However, for the Company to implement its acquisition strategy, it will need to raise additional capital. The Company therefore plans to establish one or more credit accommodations with financial institutions or through a private placement of debt to provide both working capital and acquisition funding. Its ability to secure such accommodations is not certain, and an inability to obtain such credit could hamper its growth plans.

To further minimize cash outlays, the Company will continue to supplement compensation for both existing and new employees with equity incentives where possible, thereby reducing cash requirements that would otherwise be necessary without the equity incentives. The Company believes that this strategy provides the ability to increase stockholder value as well as utilize cash resources more effectively. To support this strategy, the stockholders of the Company, at its annual meeting in June 2003, approved an amendment to the Zanett, Inc. Incentive Stock Plan (“Stock Plan”) that increased the number of equity securities that can be issued under the plan from 5,000,000 shares to 7,000,000 shares. While this increase allows management greater flexibility in its use of stock based compensation, the issuance of equity securities under the Stock Plan may result in dilution to existing stockholders.

The Company’s Board of Directors also authorized a stock repurchase plan effective May 1, 2003 that allows the Company to repurchase up to 150,000 shares of its Common Stock from time to time in open market transactions. As of December 31, 2003, the Company had repurchased 24,775 shares of its Common Stock at a cost of $55,926. These shares are reflected as Treasury stock on the Company’s Consolidated Balance Sheets that accompany its annual filing on April 14, 2004 with the Securities and Exchange Commission on Form 10-KSB.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, future events or Zanett, Inc.’s future financial performance. In some cases, forward-looking statements can be identified by terminology including, but not limited to, “may,” “will,” “could”, “should,” “expects,” “plans,” “anticipates” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements include, but are not limited to, statements regarding: the expected benefits of the Company’s acquisitions such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined companies. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In evaluating these statements, various factors should be considered, including the risk that Zanett, Inc.’s, and its operating subsidiaries’ businesses will not be coordinated and integrated successfully, and disruptions from acquisitions will make it more difficult to maintain relationships with clients, lenders, employees, suppliers or other constituents. For a discussion of additional factors that could cause Zanett, Inc.’s results to differ materially from those described in the forward-looking statements, please refer to Zanett, Inc.’s filings with the Securities and Exchange Commission, including, but not limited to, the sections titled “Special Note Regarding Forward-Looking Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in Zanett, Inc.’s 2003 Annual Report on Form 10-KSB.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology (“IT”) holding company that through its operating subsidiaries provides specialized IT services to Fortune 500 caliber companies and large Government agencies. Collectively, the operating companies are referred to as the IT Commonwealth TM (the “Commonwealth”).

The Commonwealth model seeks to preserve the culture, management and business practices that contributed to the success of the acquired entities while leveraging cross-selling opportunities and achieving economies of scale. Although each Member continues to market its own services and individually manage its own client relationships post acquisition, each Member also becomes a source of leads to other Commonwealth Members. The Company encourages collaboration, knowledge-transfer, resource sharing and cross marketing among Commonwealth Members, while seeking to preserve their autonomy and individual strengths. To facilitate this collaborative process, regular meetings are attended by the heads of each Commonwealth Member and corporate management. The Commonwealth’s overarching mission is to offer solutions that meet or exceed client expectations, are delivered on time and within budget, and achieve superior results.

Members can also avail themselves of centralized corporate services, such as: legal support; financial and accounting assistance; human resource management support; and data network management and maintenance. By centralizing these functions, Members can focus on their core skill sets and seek to achieve the highest possible standards of service quality.